Exhibit 10.1

FIRST AMENDMENT TO THE

SOLARIS OILFIELD INFRASTRUCTURE, INC.

LONG TERM INCENTIVE PLAN

THIS FIRST AMENDMENT (the “First Amendment”) to the Solaris Oilfield Infrastructure, Inc. Long Term Incentive Plan (the “Plan”), has been adopted by the board of directors (the “Board”) of Solaris Oilfield Infrastructure, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan;

WHEREAS, Section 10 of the Plan provides that the Plan may be amended from time to time, subject to the approval of the Company’s stockholders if such stockholder approval is required by the rules of any stock exchange on which the Stock is listed or quoted;

WHEREAS, the Board now desires to amend the Plan to increase the number of shares of Stock reserved for delivery under the Plan by 4,700,000 shares, which amendment is subject to the approval of the Company’s stockholders pursuant to the rules of the New York Stock Exchange; and

WHEREAS, the Board has determined that the First Amendment shall be made effective as of May 17, 2023 (the “Amendment Effective Date”), subject to approval by the Company’s stockholders.

NOW, THEREFORE, BE IT RESOLVED, that the Plan shall be amended as of the Amendment Effective Date, as set forth below:

I.	Section 4(a) of the Plan is hereby deleted and replaced in its entirety with the following:

“Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with Section 8, 9,818,080 shares of Stock are reserved and available for delivery with respect to Awards, and such total shall be available for the issuance of shares under the Plan.

II.	Section 9(n) of the Plan is hereby deleted and replaced in its entirety with the following:

“Plan Effective Date and Term. The Plan was originally adopted by the Board to be effective on the Effective Date and was later amended by the Board, effective as of the Amendment Effective Date. Unless the Plan is terminated earlier by the Board, no Awards may be granted under the Plan on and after the tenth anniversary of the Amendment Effective Date. However, any Award granted prior to such termination (or any earlier termination pursuant to Section 10), and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination until the final disposition of such Award.

RESOLVED, that except as amended hereby, the Plan is specifically ratified and reaffirmed.

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